Exhibit 99.2

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release	Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Further Cost Reductions in its Corporate

Support Center

HEATHROW, Fla.—(BUSINESS WIRE)—October 30, 2008—Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported that it has completed additional cost reduction efforts intended to rationalize the company’s corporate support center, including a reduction in the number of corporate personnel.

Michael P. O’Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc., said, “Today’s announcement is very difficult and disappointing for a dedicated group of people at Ruth’s Hospitality Group. Unfortunately, unprecedented economic circumstances have forced our actions. That said, these changes are necessary in order for our organization to maintain stability in the current operating environment.” O’Donnell continued, “Previously discussed expense reductions, along with today’s news, are intended to maximize our free cash flow and manage the business to preserve our flexibility. We believe we’re making progress on this front and look forward to giving our shareholders context on how today’s announcement relates to our overall outlook on our upcoming third quarter conference call.”

The additional expense reductions were driven by challenging trends through the first nine months of fiscal 2008, and a deterioration of those conditions through October. These actions were also taken in an effort to rationalize the Company’s infrastructure from one intended to support material new unit growth, to one with a significantly reduced development outlook.

The Company currently anticipates that today’s cost reductions will generate incremental annual savings of approximately $2 to $4 million, which add to previously announced annual expense reduction efforts of approximately $8 million. Of these anticipated savings, the Company currently expects to realize $3 million to $4 million in 2008, and $10 million to $12 million in 2009. In 2009, roughly $7 million of those savings will be G&A related, while the balance will be realized from a combination of factors including supply chain and other Mitchell’s related synergies, as well as restaurant level initiatives that are currently in various stages of implementation. All savings discussed exclude $1.8 million in severance related charges which will be incurred in the fourth quarter of 2008.

The Company separately reported that Damon Liever, the Company’s Executive Vice President and President of the Mitchell’s Seafood division, and David L. Cattell, the Company’s Senior Vice President and Chief Development Officer, resigned today to pursue other opportunities. Cost savings resulting from their resignations are included in the estimates discussed above, and those savings exclude severance obligations relating to their resignation.

The Company separately reported that it has entered into an agreement to sell its corporate support center in a sale leaseback transaction to Saxa Properties, LLC. The Company expects that this sale will generate proceeds of approximately $12 million and currently is expected to close in late December 2008.

Conference Call

As a reminder, the Company will host a conference call to discuss third quarter 2008 financial results on November 5, 2008 at 5:00 PM Eastern Time. Hosting the call will be Mike O’Donnell, Chief Executive and President, and Bob Vincent, Executive Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-285-2044 or for international callers by dialing 913-312-0940. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 7421951. The replay will be available until November 12, 2008. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 145 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please                      visit: www.RuthsChris.com,                      www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2007 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.